EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
O’Charley’s Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of O’Charley’s Inc. of our reports dated March 12, 2008, with respect to the consolidated balance sheets of O’Charley’s Inc. as of December 30, 2007 and December 31, 2006, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended December 30, 2007, and the related financial statement schedule, and the internal control over financial reporting as of December 30, 2007, which reports appear in the December 30, 2007 annual report on Form 10-K of O’Charley’s Inc.
Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007 and the adoption of FASB Statement No. 123(R), Share-based Payment, in 2006.

KPMG LLP
Nashville, Tennessee
May 21, 2008